Exhibit 99.1

Company Contact:

Oxbridge Re Holdings Limited

Jay Madhu, CEO

345-749-7570

jmadhu@oxbridgere.com

Oxbridge Highlights Growth in Tokenized Reinsurance, Strategic Partnerships, and Reports Q2 2025 Results

GRAND CAYMAN, Cayman Islands (August 14, 2025) — Oxbridge Re Holdings Limited (NASDAQ: OXBR), (the “Company”), a leader in digitizing reinsurance securities as tokenized real-world assets (RWAs), together with its subsidiary SurancePlus, today reported its results for the quarter and six-month period ended June 30, 2025.

“The quarter marked a pivotal moment for Oxbridge and SurancePlus. We have not only expanded our footprint in the rapidly growing tokenized reinsurance market but also forged strategic partnerships that position us for accelerated growth. As the first Nasdaq-listed company to issue a tokenized reinsurance security, we are proving that innovation and compliance can go hand-in-hand, creating new opportunities for investors and setting a high standard for the industry. We have scheduled an Extraordinary General Meeting to approve measures that will accelerate our strategy and strengthen our leadership. These initiatives, combined with our focus on transparency, position us to capture significant growth opportunities in the quarters ahead,” said Jay Madhu, Chairman and CEO of Oxbridge.

Building on the Company’s Memorandum of Understanding (MOU) with Plume last quarter, a leading Real-World Asset (RWA) platform with institutional-grade tokenization infrastructure and a proven track record in scaling compliant blockchain solutions, the Company announced a strategic partnership with the Midnight Foundation. The Midnight Foundation supports ecosystem growth and enterprise adoption for the Midnight Network, a privacy-focused blockchain built by Shielded Technologies, a subsidiary of Input Output Global (IOG), the firm behind Cardano. These alliances expand SurancePlus’s reach, strengthen distribution capabilities, and position the platform at the forefront of blockchain-enabled RWA innovation.

SurancePlus is also highlighting its launched 2025–2026 tokenized reinsurance offerings, which provide a diverse range of investment opportunities within the $750 billion reinsurance market, a sector historically uncorrelated to broader capital markets. These offerings include a balanced-yield product targeting a 20% annual return and a high-yield product targeting a 42% annual return. Together, they broaden the investor base by delivering compliant, blockchain-powered pathways into a large, traditionally inaccessible asset class.

This year, the Company has been an active participant and sponsor at leading Blockchain and RWA events globally, including iConnections in Miami, ETHDenver 2025 and RWA Day in Denver, Apex Invest 2025 in the Cayman Islands, Token2049 in Dubai, Money20/20 Europe in Amsterdam, Permissionless IV and Yield Day NYC in New York, EthCC in Cannes, and Rare Evo 2025 in Las Vegas. These forums provided an opportunity to showcase SurancePlus, strengthen industry relationships, sign new partnerships, and explore collaborative opportunities with leading blockchain platforms.

Financial Performance

Net premiums earned for the quarter ended June 30, 2025 increased to $582,000 from $564,000 for the quarter ended June 30, 2024. Net premiums earned for the six-months ended June 30, 2025 increased to $1.18 million from $1.11 million for the quarter ended June 30, 2024. The increases are due to the higher rates on contracts that were in force in the three and six-month periods ended June 30, 2025 when compared to the contracts in force in the prior-year periods.

Net loss for the quarter ended June 30, 2025 was $1.87 million, or ($0.25) basic and diluted loss per share compared to a net loss of $821,000, or ($0.14) basic and diluted loss per share, for the quarter ended June 30, 2024. Net loss for the six-months ended June 30, 2025 was $2.01 million, or ($0.28) basic and diluted loss per share compared to a net loss of $1.73 million, or ($0.29) basic and diluted loss per share, for the six months ended June 30, 2024. The increases in net loss are primarily due to the adverse development and loss recognition from Hurricane Milton on one of our reinsurance contracts during the three and six-month periods ended June 30, 2025, when compared with the prior periods.

For the quarter ended June 30, 2025, total expenses, comprising of loss and loss adjustment expenses, policy acquisition costs and general and administrative expenses, increased to $3.61 million from $628,000 for the quarter ended June 30, 2024. For the six months ended June 30, 2025, total expenses, increased to $4.18 million from $1.18 million for the six months ended June 30, 2024. The increases are primarily due to the adverse development and loss recognition from Hurricane Milton, coupled with increased human resources and personnel costs, professional marketing and IR costs, our web3 subsidiary tokenization costs, renewed S-3 related costs and legal expenditures, when compared with the prior-year periods.

As of June 30, 2025, our restricted cash and cash equivalents increased by $760,000 or 12.90%, to $6.7 million, from $5.9 million as of December 31, 2024. The increase is primarily the net result of premium deposits made during the six-months ending June 30, 2025, the registered direct offering that generated $2.7 million net of expenses and the payment of underwriting losses and general expenses.

Financial Ratios

Loss Ratio. The loss ratio is the ratio of losses and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of our reinsurance business. The loss ratio increased to 394% and 194.8% for the quarter and six-month periods ended June 30, 2025, when compared with the prior comparative periods. This was due to the full limit loss of $2.29 million on one of our reinsurance contracts affected by Hurricane Milton. The net impact of the Hurricane Milton’s loss on the Company’s equity, after accounting for the portion of losses borne by external tokenholders’, was $1.18 million.

Acquisition Cost Ratio. The acquisition cost ratio is the ratio of policy acquisition costs and other underwriting expenses to net premiums earned. The acquisition cost ratio measures our operational efficiency in producing, underwriting and administering our reinsurance business.

The acquisition cost ratio remained consistent at 11.0% for the quarter end and six-month periods ended June 30, 2025 compared with the quarter and six-month periods ended June 30, 2024.

Expense Ratio. The expense ratio is the ratio of policy acquisition costs and general and administrative expenses to net premiums earned. We use the expense ratio to measure our operating performance. For the three-month period ended June 30, 2025, the expense ratio increased to 227%, from 111.3% for the three-month period ended June 30, 2024. For the six-month period ended June 30, 2025, the expense ratio increased to 160.7%, from 105.7% for the six-month period ended June 30, 2024. The increases are primarily due to increased professional costs relating to investor relations and our web3 subsidiary marketing and operations, renewed S-3 related costs, increased human resources and personnel costs and legal expenditures during the quarter ended June 30, 2025, when compared with the prior comparable periods.

Combined ratio. We use the combined ratio to measure our underwriting performance. The combined ratio is the sum of the loss ratio and the expense ratio. For the three-month period ended June 30, 2025, the combined ratio increased to 621%, from 111.3% for the three-month period ended June 30, 2024. For the six-month period ended June 30, 2025, the combined ratio increased to 355.5%, from 105.7% for the six-month period ended June 30, 2024.. The increase is due to higher general and administrative expenses and the losses incurred during the three-month and six-month periods ended June 30, 2025, when compared with the prior comparable periods.

Conference Call

Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and Chief Executive Officer Jay Madhu and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time. The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.oxbridgere.com.

Date: August 14, 2025

Time: 4.30 p.m. Eastern time

Toll-free number: 877-524-8416

International number: +1 412-902-1028

Please call the conference telephone number 15 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact InComm Conferencing at +1-201-493-6280 media@incommconferencing.com

A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call until August 28, 2025.

Toll-free replay number: 877-660-6853

International replay number: +1-201-612-7415

Conference ID: 13755289

About Oxbridge Re Holdings Limited

Oxbridge Re Holdings Limited (www.OxbridgeRe.com) (NASDAQ: OXBR, OXBRW) (“Oxbridge Re”) is headquartered in the Cayman Islands. The company offers tokenized Real-World Assets (“RWAs”) as tokenized reinsurance securities and reinsurance business solutions to property and casualty insurers, through its wholly owned subsidiaries Oxbridge Reinsurance Limited, Oxbridge Re NS, and SurancePlus Inc.

Insurance businesses in the Gulf Coast region of the United States purchase property and casualty reinsurance through our licensed reinsurers Oxbridge Reinsurance Limited and Oxbridge Re NS.

Our new Web3-focused subsidiary, SurancePlus Inc. (“SurancePlus”), has developed the first “on-chain” reinsurance RWA of its kind to be sponsored by a subsidiary of a publicly traded company. By digitizing interests in reinsurance contracts as on-chain RWAs, SurancePlus has democratized the availability of reinsurance as an alternative investment to both U.S. and non-U.S. investors.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section entitled “Risk Factors” contained in our Form 10-K filed with the Securities and Exchange Commission (“SEC”) on 26th March 2025. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Balance Sheets

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At June 30, 2025	At December 31, 2024

Assets
Investments:
Equity securities, at fair value (cost: $1,532 and $1532)	$104	113
Total investments
Cash and cash equivalents	3,870	2,135
Restricted cash and cash equivalents	2,783	3,758
Accrued interest and dividend receivable	-	-
Premiums receivable	1,977	1,059
Other Investments	-	48
Deferred policy acquisition costs	224	109
Operating lease right-of-use assets	96	148
Prepayment and other assets	117	94
Property and equipment, net	1	1
Total assets	$9,172	7,465

Liabilities and Shareholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	175	-
Notes payable to noteholders	118	118
Unearned Premium Reserve	2,037	991
Operating lease liabilities	96	148
Accounts payable and other liabilities	259	366
Total liabilities	2,685	1,623

Mezzanine Equity
Due to EpsilonCat Re / DeltaCat Re / ZetaCat Re / EtaCat Re Tokenholders	1,206	1,732

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 7,442,922 and 6,379,002 shares issued and outstanding)	6	6
Additional paid-in capital	37,405	34,105
Accumulated Deficit	(32,071)	(30,163)
Total Oxbridge shareholders’ equity	5,340	3,948
Non-controlling interests	(59)	162
Total shareholders’ equity	5,281	4,110
Total liabilities and shareholders’ equity	$9,172	7,465

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(expressed in thousands of U.S. Dollars, except per share amounts)

	Three Months Ended June, 30		Six Months Ended June 30,
	2025	2024	2024	2023

Revenue
Assumed premiums	2,222	2,379	2,222	2,379
Change in unearned premiums reserve	(1,640)	(1,815)	(1,046)	(1,266)

Net premiums earned	582	564	1,176	1,113
SurancePlus management fee income	1	312	1	312
Net investment and other income	93	65	173	126
Interest and gain on redemption of loan receivable	-	-	-	41
Unrealized (loss) gain on other investments	-	(825)	(20)	(1,513)
Realized gain on other investments	-	-	35	-
Change in fair value of equity securities	(12)	(72)	(9)	(160)

Total revenue	664	44	1,356	(81)

Expenses
Losses and loss adjustment expenses	2,293	-	2,293	-
Policy acquisition costs and underwriting expenses	64	62	129	122
General and administrative expenses	1,257	566	1,762	1,054

Total expenses	3,614	628	4,184	1,176

Loss before loss (income) attributable to tokenholders and non-controlling interests	(2,950)	(584)	(2,828)	(1,257)

Loss (income) attributable to tokenholders	946	(237)	699	(469)

Loss before loss attributable to non-controlling interests	(2,004)	(821)	(2,129)	(1,726)

Loss attributable to non-controlling interests	131	-	117	-

Net loss attributable to ordinary shareholders	$(1,873)	$(821)	$(2,012)	$(1,726)

Loss per share attributable to ordinary shareholders
Basic and Diluted	$(0.25)	$(0.14)	$(0.28)	$(0.29)

Performance ratios to net premiums earned:
Loss ratio	394.0%	0.0%	194.8%	0.0%
Acquisition cost ratio	11.0%	11.0%	11.0%	11.0%
Expense ratio	227.0%	111.3%	160.7%	105.7%
Combined ratio	621.0%	111.3%	355.5%	105.7%